EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the Registration Statements of Tasty Baking Company and subsidiaries on Post-Effective Amendment No. 10 to Form S-8 (File No. 2-55836) and Post-Effective Amendment No. 4 to Form S-3 (File No. 33-8427) of our reports dated February 10, 1999, on our audits of the consolidated financial statements and financial statement schedule of Tasty Baking Company and subsidiaries as of December 26, 1998 and December 27, 1997, and for the three fiscal years in the period ended December 26, 1998, which reports are included or incorporated by reference in this Annual Report on Form 10-K.







PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 24, 1999